Exhibit (a)(1)(P)

SPENDSMART NETWORKS, INC.

DATED: December 21, 2015

To the Holders of the Original Warrants:

As you know, SpendSmart Networks, Inc. (the “Company”) is offering holders of certain warrants the Original Warrants (as hereinafter defined) the opportunity to amend and exercise their warrants at a temporarily reduced cash exercise price of $0.15 per share of common stock on the terms set forth in the Offer to Amend and Exercise dated December 4, 2015 (the “Offer to Amend and Exercise”).  All terms used herein shall have the same meaning as the Offer to Amend and Exercise. The warrants subject to the Offer to Amend and Exercise are those warrant holders which currently own the following: (i) outstanding warrants to purchase an aggregate of 17,918,675 shares of the Company’s common stock issued to investors who participated in the Company’s private placement financing closed on February 11, 2014, February 21, 2014, March 6, 2014, and March 14, 2014, as well as warrants issued to the placement agent in connection with such financing (the “2014 Warrants”), of which 16,289,704 are exercisable at an exercise price of $1.10 per share (the “$1.10 2014 Warrants”) and 1,628,971 are exercisable at an exercise price of $1.27 per share (the ”$1.27 2014 Warrants”); (ii) outstanding warrants to purchase an aggregate of  1,711,106 shares of the Company’s common stock issued to investors who participated in the Company’s private placement financings closed on November 30, 2012, July 19, 2012, June 20, 2012, May 24, 2012 and March 31, 2012, as well as warrants issued to the placement agent in connection with such financing (the “2012 Warrants”), of which 1,417,799 are exercisable at an exercise price of $7.50 per share (the “$7.50 2012 Warrants”) and 244,640 are exercisable at an exercise price of $9.00 per share (the “$9.00 2012 Warrants”) and 48,667 are exercisable at an exercise price of $12.00 per share (the “$12.00 2012 Warrants”); (iii) outstanding warrants to purchase an aggregate of 1,569,935 shares of the Company’s common stock issued to investors who participated in the Company’s private placement financing completed on January 19, 2011, May 20, 2011, October 21, 2011, and November 21, 2011, as well as warrants issued to the placement agent in connection with such financing (the “2011 Warrants”) of which 1,083,333 are exercisable at an exercise price of $6.00 per share (the “$6.00 2011 Warrants”), 250,001 are exercisable at an exercise price of $7.50 per share (the “$7.50 2011 Warrants”) and 236,601 are exercisable at an exercise price of $9.00 per share (the “$9.00 2011 Warrants”); and (iv) outstanding warrants to purchase an aggregate of 434,979 shares of the Company’s common stock issued to investors who participated in the Company’s private placement financings closed on November 16, 2010  (the “2010 Warrants”), of which 125,000 are exercisable at an exercise price of $6.00 per share (the “$6.00 2010 Warrants”) 222,479 are exercisable at an exercise price of $9.00 per share (the “$9.00 2010 Warrants”) and 87,500 are exercisable at an exercise price of $7.50 per share (the “$7.50 2010 Warrants”). The 2014 Warrants, the 2012 Warrants, the 2011 Warrants, and the 2010 Warrants are hereafter collectively referred to as the “Original Warrants”.

Offering materials comprised of an Offer to Amend and Exercise together with the Election to Consent, Participate and Exercise Warrant, form of Amended Warrant and Notice of Withdrawal (collectively, the ‘‘Offering Materials’’), each dated December 4, 2015, were previously provided to you. Since the mailing of the offering materials, the Company has received comments to the offering materials from the Securities and Exchange Commission (the ‘‘SEC’’). In response to the SEC’s comments, we have amended the Schedule TO and made the following changes to the Offering Materials:

●
We have extended the Offer to Amend and Exercise  The Offer to Amend and Exercise which was previously scheduled to expire, January 5, 2016 at 5:00 p.m. Eastern Time, will now remain open until Friday, January 22, 2016 at 5:00 p.m. Eastern Time. If you change your mind and do not want to participate in the Offer to Amend and Exercise, you may submit a Notice of Withdrawal to the Company at any time prior to the Expiration Date, which is now January 22, 2016.

●
The Company is amending the New Warrant exercise price from $0.35 to $0.15. Throughout the Schedule TO, the Offer to Amend and Exercise and the other offering materials and exercise documents to include but not be limited to the form of NewWarrant, all references to the exercise price of New Warrant are amended from $0.35 to $0.15.

●
Notwithstanding the requirement that you complete and return to the Company an Accredited Investor Questionnaire in order to participate in the Offer to Amend and Exercise, we would like to call your attention to the fact that you are not required to be an accredited investor in order to participate in the Offer to Amend and Exercise.

To participate in the Offer to Amend and Exercise and exercise an amended warrant (the ‘‘Amended Warrant’’) to receive the number of shares of Company common stock issuable therefor, you must deliver to the Company, prior to the expiration of the Offer to Amend and Exercise, which is 5:00 p.m. Eastern Time on January 22, 2016 (the ‘‘Expiration Date’’), the following: (i) a signed and completed copy of the enclosed Election to Consent, Participate and Exercise Warrant, (ii) a signed and completed copy of the enclosed Accredited Investor Questionnaire, (iii) the original copy of your Original Warrant (or an Affidavit of Loss and Indemnification Agreement) for cancellation, and (iv) cash in the amount equal to $0.15 per share multiplied by the number of shares of common stock you elect to purchase (collectively, the ‘‘Acceptance and Exercise Documents’’).

The Acceptance and Exercise Documents, including the cash tendered by check or wire transfer, must be delivered as set forth in the Offer to Amend and Exercise. If you properly tender (and do not validly withdraw) these materials on or prior to the Expiration Date, promptly following the Expiration Date, we intend to notify our transfer agent of our acceptance of your payment of the exercise price and these materials and issue and deliver to you the number of shares of Company common stock issuable under the Amended Warrant.

If you change your mind and do not want to participate in the Offer to Amend and Exercise, you may submit a Notice of Withdrawal to us. However, to be effective, the Notice of Withdrawal must be properly completed and must be returned to us on or prior to 5:00 p.m., Eastern Standard Time on January 22, 2016, the Expiration Date of the Offer to Amend and Exercise (or such later date and time if we extend the Offer to Amend and Exercise). However, if we have not accepted your tendered Original Warrant by February 17, 2016, the fortieth day after commencement of the offer, you may change your mind and submit a Notice of Withdrawal to us after the February 17, 2016. If you properly withdraw in a timely manner as set forth above, we will promptly: (i) cancel your signed copy of the Election to Participate and Exercise Warrant, (ii) return the original copy of your Original Warrant (which will remain unmodified and in full force and effect), or issue you a new Original Warrant if you submitted an Affidavit of Lost Warrant, and (iii) provide you with a check equal to the amount of cash you paid to exercise the Amended Warrant.

The Offer to Amend and Exercise is subject to the terms and conditions described in the offering materials, and we urge you to read the Offer to Amend and Exercise and the other documents governing the Offer to Amend and Exercise. If you have any question or need assistance, you should contact Maxim Group, LLC (the “Warrant Agent”), for the Offer to Amend and Exercise. The Warrant Agent may be reached at:

Maxim Group, LLC
405 Lexington Avenue
New York, New York 10174
Attention: Kareem Ali
(212) 895-3500

You may request additional copies of this document and any of the Offering Materials from the Company and the Warrant Agent. The Company may be reached at:

SpendSmart Networks, Inc.
805 Aerovista Place, Suite 205
San Luis Obispo, California 93401
(877) 541-8398

Very truly yours, /s/ Alex Minicucci Alex Minicucci Chief Executive Officer